Exhibit 99.1

FIRST CAPITAL REAL ESTATE INVESTMENTS, LLC ANNOUNCES A STRATEGIC PARTNERSHIP IN CAPITAL TRANSACTION WITH FORUM PARTNERS

Strategic Partnership with Forum Partners Investment Management, LLC reinforces First Capital’s long-term commitment to strengthening its REIT platform

New York, NY and London - June 13, 2016 - First Capital Real Estate Investments, LLC (“First Capital”) announced today a strategic partnership with global real estate investment management firm Forum Partners. This strategic partnership comprises a three stage process by which Forum will provide strategic capital and advice to First Capital to accelerate its growth and development. In the first stage, First Capital has acquired the remaining interests in First Capital Real Estate Advisors held by Jacob Frydman. The second step involves the design and implementation of an accelerated liquidity plan for First Capital Real Estate Trust Incorporated, the firm’s non-traded REIT. Step three will involve the development by First Capital, with support from Forum Partners, of additional products and services to expand its offerings, customer base and assets under management.

Suneet Singal, CEO and Chairman of First Capital commented, “The partnership with Forum will give our investors the best of both worlds by combining the support and dependability of a multi-national institution with the individual investor focus of a retail firm.”

Russell Platt, CEO of Forum Partners commented, “This is Forum’s third investment in the U.S. in the past year as we continue to target opportunities where we can help create value. We are looking forward to working with Suneet and the First Capital team to help grow their platform to scale and are excited about the access First Capital will provide Forum to the retail distribution market.”

About First Capital

First Capital Real Estate Investments, LLC was founded in 2003 in Sacramento, CA. The firm, as it stands, has developed into a complete vertically integrated company working in the following capacities: finance structuring (debt and equity), real estate acquisition, land development, construction of both residential and commercial, retail operations and asset reposition to stabilization. First Capital’s dual investment strategy focuses on secondary and tertiary markets seeking opportunistic assets with value-add potential. First Capital has offices in Sacramento, CA and New York, NY, First Capital’s geographic focus is nationwide.

About Forum Partners

Forum Partners is a global real estate investment and asset management firm established in 2002. Majority owned by its partners and employees, Forum provides growth and/or restructuring capital - as well as governance and capital markets expertise - to small and mid-sized sector focused real estate operating companies with the objective of unlocking asset and enterprise value. With its global headquarters in London and regional headquarters Hong Kong and Greenwich, CT, Forum maintains a local presence in key markets worldwide.

Contacts:

First Capital: John G. Fields, J@FirstCapitalRE.com

Forum Partners: Erin Dunne, erin.dunne@forumpartners.com